Exhibit 99.1

WEBTOON Entertainment Announces Pricing of Initial Public Offering

LOS ANGELES – JUNE 26, 2024 – WEBTOON Entertainment Inc. (“WEBTOON” or “the Company”), a leading global entertainment company and home to some of the world’s largest storytelling platforms, today announced the pricing of its initial public offering of an aggregate of 15,000,000 shares of common stock at a price to the public of $21.00 per share. In addition, WEBTOON has granted the underwriters a 30-day option to purchase up to an additional 2,250,000 shares of its common stock at the public offering price, less underwriting discounts and commissions.

The shares are expected to begin trading on the Nasdaq Global Select Market on June 27, 2024 under the ticker symbol “WBTN” and the offering is expected to close on June 28, 2024, subject to customary closing conditions.

Goldman Sachs & Co. LLC and Morgan Stanley are acting as lead bookrunning managers for the proposed offering. J.P. Morgan and Evercore ISI are acting as active bookrunning managers for the proposed offering. Deutsche Bank Securities, UBS Investment Bank and HSBC are acting as joint bookrunning managers. Raymond James and LionTree are acting as co-managers.

The gross proceeds to WEBTOON from the offering, before deducting the underwriting discounts and commissions and offering expenses payable by WEBTOON, are expected to be approximately $315 million, excluding any exercise of the underwriters’ option to purchase additional shares of common stock. In addition, the Company will separately issue 2,380,952 shares of common stock to a subsidiary of NAVER Corporation at a price per share of $21.00, generating approximately an additional $50 million of proceeds.

A registration statement relating to the sale of these securities has been filed with, and was declared effective on June 26, 2024 by the Securities and Exchange Commission (the “SEC”). This offering is made only by means of a prospectus forming part of the effective registration statement. A copy of the prospectus relating to the offering, when available, may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov, or from any of the following sources:

•	Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com

•	Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or by email at prospectus@morganstanley.com

•	J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com

•	Evercore Group L.L.C., Attn: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About WEBTOON Entertainment

WEBTOON Entertainment is a leading global entertainment company and home to some of the world’s largest storytelling platforms. As the global leader and pioneer of the mobile webcomic format, WEBTOON Entertainment has transformed comics and visual storytelling for fans and creators.

With its CANVAS UGC platform empowering anyone to become a creator, and a growing roster of superstar WEBTOON Originals creators and series, WEBTOON Entertainment’s passionate fandoms are the new face of pop culture. WEBTOON adaptations are available on Netflix, Prime Video, Crunchyroll, and other screens around the world, and the company’s content partners include Discord, HYBE and DC Comics, among many others.

With approximately 170 million monthly active users (as of the quarter ended March 31, 2024), WEBTOON Entertainment’s IP & Creator Ecosystem of aligned companies include WEBTOON, Wattpad--the world’s leading webnovel platform—Wattpad WEBTOON Studios, Studio N, Studio LICO, WEBTOON Unscrolled, LINE MANGA, and eBookJapan, among others.

CONTACTS

Edelman Smithfield for WEBTOON

Hunter Stenback & Ashley Firlan

webtoonIR@edelmansmithfield.com

WEBTOON Entertainment

webtoonpress@webtoon.com

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